Exhibit 99.1

Jamba Juice Shareholders Approve Merger with Services Acquisition Corp. International

FORT LAUDERDALE, FL and SAN FRANCISCO, CA -  March 22, 2006 - Jamba Juice and Services Acquisition Corp. International (“SVI”) (AMEX: SVI, SVI-U, SVI-WS) today announced that Jamba Juice’s shareholders approved the announced merger with SVI. Jamba Juice’s Board of Directors had previously approved the merger and recommended that Jamba Juice’s shareholders vote in favor of the proposal. No further approval by Jamba Juice shareholders is required. As a result, Jamba Juice has now satisfied one of the conditions to closing.

About the Merger

On March 13, 2006, Jamba Juice Company and SVI announced a planned merger under which Jamba Juice will merge with SVI. Upon consummation of the merger, SVI will seek to change its name to Jamba, Inc. Under the terms of the agreement, Jamba Juice shareholders will receive cash of $265 million less certain indebtedness, transaction expenses and amounts escrowed for indemnity claims.

On March 10, 2006, and March 15, 2006, SVI entered into Securities Purchase Agreements and Registration Rights Agreements, with prospective investors (including certain current Jamba Juice shareholders and board members) that collectively provide for the issuance, simultaneously with the closing of the merger, of approximately 30.9 million shares of SVI common stock, at a per share purchase price of $7.50, resulting in aggregate gross proceeds to SVI of approximately $231.6 million, which funds will be used with the approximately $127 million of cash currently held in trust by SVI to fund the merger consideration and provide additional working and expansion capital.

The closings of the merger and SVI financing are subject to customary closing conditions, including approval of the merger agreement by the stockholders of SVI and the expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended. In addition, the closing is conditioned on holders of not more than 20% of the shares of SVI voting against the merger and electing to convert their SVI shares into cash, as permitted by the SVI certificate of incorporation.

For additional information regarding the pending merger, please refer to SVI’s recent SEC filings available on-line at www.sec.gov.

About Jamba Juice

Jamba Juice is the category-defining leader in freshly blended-to-order fruit smoothies, juices, and good-for-you snacks. Founded in 1990 in California, today Jamba Juice has more than 533 company and franchised stores in 26 states nationwide with 7,500 employees. For the nearest location call: 1.866.4R.FRUIT or visit the website at www.jambajuice.com.

About SVI

SVI is a blank check company that was formed for the specific purpose of consummating a business combination. SVI raised net proceeds of approximately $127 million through its initial public offering consummated in July 2005 and has dedicated its time since the offering to seeking and evaluating business combination opportunities. The management of SVI includes former executives from organizations such as Blockbuster Entertainment Group, AutoNation and Boca Resorts.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about SVI, Jamba Juice and their combined business after completion of the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of SVI’s and Jamba Juice’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of SVI stockholders to approve the plan and agreement of merger and the transactions contemplated thereby; the number and percentage of SVI stockholders voting against the acquisition; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Jamba Juice is engaged; demand for the products and services that Jamba Juice provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in SVI’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither SVI nor Jamba Juice assumes any obligation to update the information contained in this press release.

Additional Information and Where to Find It

In connection with the proposed acquisition and financing and required stockholder approval, SVI will file with the Securities and Exchange Commission a proxy statement which will be mailed to the stockholders of SVI. SVI’s stockholders are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the acquisition of Jamba Juice and the related private placement financing. SVI stockholders will be able to obtain a free copy of such filings at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to SVI, 401 East Las Olas Boulevard, Suite 1140, Fort Lauderdale, Florida 33301.

SVI and its officers and directors may be deemed to have participated in the solicitation of proxies from SVI’s stockholders in favor of the approval of the acquisition and related private placement financing. Information concerning SVI’s directors and executive officers is set forth in the publicly filed documents of SVI. Stockholder may obtain more detailed information regarding the direct and indirect interests of SVI and its directors and executive officers in the acquisition and related private placement financing by reading the preliminary and definitive proxy statements regarding the merger and private placement financing, which will be filed with the SEC.

Contacts:

For Jamba Juice:

Market Street Partners

Susan Coss, 415-445-3237 (Media)

Carolyn Bass/Jon Avidor, 415-445-3234 (Investors)

investors@jambajuice.com

For SVI:

Julie Silver

Boardroom Communications, Inc.

954-370-8999